Exhibit 99.1

Stagwell (STGW) completes acquisition of Instrument, fast-growing digital transformation company

Fully aligns leadership team with Stagwell’s digital growth strategy and supports future of agency as part of the network

New York, New York. January 6, 2022 – Stagwell Inc. (NASDAQ: STGW) announced today it has acquired the remaining 49% of Instrument, a leading digital brand and experience innovation company. Founded in Portland, Oregon, Instrument is one of Stagwell’s fastest growing agencies and employs over 400 people working on clients including Nike, Google, Salesforce and Epic Games.  Stagwell’s predecessor company, MDC Partners, had acquired 51% of Instrument in 2018.

“Instrument is all in with Stagwell,” said Stagwell Chairman and CEO Mark Penn. “Instrument is a first-rate digital company, having grown over 30% annually in each of the past two years. The entire leadership team has done an excellent job of growing their business while developing a culture of innovation, inclusion and outstanding client service.  We are pleased to welcome Instrument into the network fully and to have Justin, JD and their team onboard for the next phase of the company’s growth and development.”

“We believe in Instrument’s future with Stagwell and are pleased to take the final step into the network,” said Instrument CEO Justin Lewis. “We are looking forward to being a full part of Stagwell and the Constellation and to the growth and development opportunities this investment will provide for our team.”

Stagwell’s additional investment in Instrument fully aligns Stagwell with one of its fastest-growing businesses, provides for easier-to-scale digital operations and creates greater certainty for investors through full-ownership. The deal includes a fixed payment amount spread across a three-year term, split between cash and stock in STGW. This mutually beneficial structure provides Instrument’s management with appropriate incentives for their efforts and creates significant shareholder value.

The completion of the current transaction brings to a close the uncertainty associated with uncapped earn-outs for all prior investments and greatly improves management of leverage and investment returns. With this deal, all previous uncapped earn-out deals have now been restructured. Stronger than expected free cash flow from Stagwell’s consolidated operations combined with the cash/equity payment structure enabled Stagwell to move forward with the completion of this acquisition at this time while further deleveraging the company’s balance sheet.

“We have moved to expand our portfolio of high growth digital assets, increase free cash flows, effectively manage leverage and end uncapped earn-out structures,” said Stagwell Chief Financial Officer Frank Lanuto.

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About Stagwell Inc.

Stagwell is the challenger network built to transform marketing. We deliver scaled creative performance for the world’s most ambitious brands, connecting culture-moving creativity with leading-edge technology to harmonize the art and science of marketing.  Led by entrepreneurs, our 10,000+ specialists in 20+ countries are unified under a single purpose: to drive effectiveness and improve business results for their clients. Join us at www.stagwellglobal.com.

Contact: Beth Sidhu

beth.sidhu@stagwellglobal.com

 202-423-4414